Exhibit 10.55

AXALTA COATING SYSTEMS BERMUDA CO., LTD.

2013 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

GRANT NOTICE

Unless otherwise defined herein, the terms defined in the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto (collectively, the “Agreement”).

You have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:	[ ]

Total Number of Shares	[ ]

Subject to the Option:

Exercise Price per Share:	The Exercise Price per Share shall be as set forth below:

[ ] Shares subject to the Option will have a per share exercise price equal to $10 per Share (the “Ten Dollar Options”)

[ ] Shares subject to the Option will have a per share exercise price equal to $15 per Share (the “Fifteen Dollar Options”)

[ ] Shares subject to the Option will have a per share exercise price equal to $20 (the “Twenty Dollar Options”)

Total Exercise Price on Grant Date:	$[ ]

Grant Date:	[ ]

Type of Option:	Non-Qualified Stock Option

Final Expiration Date:	[ ]

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A.

[signature page to follow]

Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendix A to the Agreement) and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

AXALTA COATING SYSTEMS BERMUDA CO., LTD.		OPTIONEE

By
	Name:	[ ]
Title:

APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.

GRANT OF OPTION

Section 1.1 Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice to which this Appendix A is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice and this Appendix A). The Optionee hereby agrees that except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Administrator, and the Optionee agrees that, in the discretion of the Administrator, the Option shall terminate and any unexercised portion of such Option (whether or not then exercisable) shall be forfeited if the Optionee violates the non-disclosure provisions of this Section 1.1.

Section 1.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan.

Section 1.3 Exercise Price. The Exercise Price of a Share covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.

VESTING SCHEDULE; EXERCISABILITY

Section 2.1 Vesting and Exercisability of Options.

(a) Vesting. Except as provided below, the Options shall become vested and exercisable, so long as the Optionee remains continuously a Service Provider from the date hereof through each applicable date set forth below, as follows:

(i) 20% of each of the Ten Dollar Options, the Fifteen Dollar Options and the Twenty Dollar Options shall become vested and exercisable on the First Vesting Date;

(ii) 20% of each of the Ten Dollar Options, the Fifteen Dollar Options and the Twenty Dollar Options shall become vested and exercisable on the first anniversary of the First Vesting Date;

(iii) 20% of each of the Ten Dollar Options, the Fifteen Dollar Options and the Twenty Dollar Options shall become vested and exercisable on the second anniversary of the First Vesting Date;

(iv) 20% of each of the Ten Dollar Options, the Fifteen Dollar Options and the Twenty Dollar Options shall become vested and exercisable on the third anniversary of the First Vesting Date; and

(v) 20% of each of the Ten Dollar Options, the Fifteen Dollar Options and the Twenty Dollar Options shall become vested and exercisable on the fourth anniversary of the First Vesting Date.

(b) Liquidity Event Vesting. Upon a Liquidity Event, the Options shall vest and become exercisable in full immediately prior to such Liquidity Event, so long as Optionee remains continuously a Service Provider from the date hereof through the date of the Liquidity Event.

(c) Change in Control Vesting. If a Change in Control occurs and the Options do not remain outstanding or are not assumed or an equivalent award substituted by a successor entity, then immediately prior to the Change in Control the Options shall vest and become exercisable in full as of immediately prior to such Change in Control, so long as the Optionee remains continuously a Service Provider from the date hereof through the date of the Change in Control. In addition, if a Change in Control occurs and the Options remain outstanding or are assumed or an equivalent award substituted by a successor entity, and the Optionee is terminated as a Service Provider by the Company or one of its subsidiaries (or the successor entity) without Cause or the Optionee resigns as a Service Provider for Good Reason, in either case following the effective date of the Change in Control transaction, then the Options shall vest and become exercisable in full as of immediately prior to the date of termination or resignation.

(d) Vesting Upon an Exchange of Shares. If a transaction occurs in which the Company’s Shares are exchanged for securities that are listed on a national securities exchange, other than in connection with an initial public offering of the Company’s or one of its Affiliate’s securities, the Options will vest and become exercisable in full on the earlier of: (i) six (6) months from the effective date of such transaction; (ii) the date on which the Optionee is terminated as a Service Provider by the Company or its subsidiaries without Cause following such transaction; (iii) the date on which the Optionee resigns as a Service Provider for Good Reason following such transaction; (iv) the date on which the Optionee is terminated as a Service Provider by the Company or its subsidiaries due to Disability following such transaction; or (v) the date of the Optionee’s death following such transaction.

(e) Vesting In the Event of Certain Terminations of Service. If the Optionee is terminated as a Service Provider by the Company or one of its subsidiaries without Cause or the Optionee resigns as a Service Provider for Good Reason and, in either case, a Liquidity Event or a Change in Control occurs within six (6) months after the effective date of such termination or resignation, then the Options shall vest and become exercisable in full as of immediately prior to the date of such Change in Control or Liquidity Event, as applicable. In the event the Options vest as a result of this Section 2.1(e), the period described in Section 2.5(a)(ii) shall not expire prior to the 40th day after the date of the Change in Control or Liquidity Event, as applicable.

Section 2.2 Discretionary Vesting. The Administrator in its discretion may accelerate the vesting of any portion of the Option that does not otherwise vest pursuant to Section 2.1.

Section 2.3 No Vesting of Options; Forfeiture. Subject to the provisions of Section 2.1(e), but otherwise notwithstanding anything to the contrary in this Agreement, unless otherwise determined by the Administrator, any portion of the Option that has not become vested and exercisable on or prior to the date of the Optionee’s Termination of Service shall be forfeited on the date of the Optionee’s Termination of Service and shall not thereafter become vested or exercisable.

Section 2.4 Exercisability of the Option. The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested pursuant to Sections 2.1 or 2.2. The date that the applicable portion of the Option becomes exercisable is referred to herein as the “Exercise Commencement Date.” Subject to Section 8 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall be and shall remain exercisable until it becomes unexercisable under Section 2.5. Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 2.5 Expiration of Option.

(a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The Final Expiration Date;

(ii) Except for such longer period of time as the Administrator may otherwise approve, six (6) months following the Optionee’s Termination of Service for any reason other than Cause, death or Disability;

(iii) Except as the Administrator may otherwise approve, the Optionee’s Termination of Service for Cause; or

(iv) Except for such longer period of time as the Administrator may otherwise approve, twelve (12) months following the Optionee’s Termination of Service by reason of the Optionee’s death or Disability.

(b) If the Company has a right to repurchase the Optionee’s Option and/or Shares, the Company may exercise such right regardless of whether the Optionee continues to have a right to exercise the Option under this Section 2.5.

Section 2.6 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.7 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan.

Section 2.8 Manner of Exercise.

(a) Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall (i) notify the Company at least thirty (30) days prior to exercise and no earlier than ninety (90) days prior to exercise that the Optionee intends to exercise and (ii) concurrently with the exercise of the Option, execute the Stockholders Agreement, unless the Optionee has already executed the Stockholders Agreement. This Section 2.8 shall not apply if the Shares underlying the Option are registered on Form S-8.

(b) Notwithstanding any provision of this Agreement or the Plan to the contrary, but subject to applicable law or any applicable listing rules, the exercise price for any vested and exercisable portion of the Option may be paid in the manner described in Section 5(f)(iii) of the Plan without the requirement that the Administrator consent to such manner of exercise, unless such manner of exercise shall at such time be prohibited by any applicable financing agreement, indenture or other similar document to which the Company or any of its subsidiaries is bound.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider or shall interfere with or restrict in any way the rights of the Company or its subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 3.2 Shares Subject to Plan and Stockholders Agreement.

(a) The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement. Except as provided in subsection (b) below, in the event of a conflict between the terms of this Agreement and the Plan or the Stockholders Agreement, the terms of the Plan or Stockholders Agreement, as applicable, will control.

(b) In the event that (i) the Company exercises a Call Right with respect to any Shares acquired upon exercise of the Options under Section 5 of the Stockholders Agreement or Section 10(j) of the Plan, (ii) within three (3) months of the date of such Share repurchase a Liquidity Event occurs, and (iii) the per Share value in such Liquidity Event exceeds the per Share price paid to repurchase such Shares, then as soon as practicable thereafter, and in all events within 30 days of the Liquidity Event, the Company shall pay Optionee the difference between the value of such Shares at the time of the Liquidity Event and the per Share price paid at the time of repurchase as additional consideration for the repurchase of such Shares.

(c) The Stockholders Agreement as in effect on the Grant Date is attached hereto as Exhibit A. No amendment to the Stockholders Agreement made after the Grant Date will be effective against the Optionee, except as permitted under Section 9(k) of the Stockholders Agreement.

Section 3.3 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

ARTICLE IV.

DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 4.1 Change in Control. “Change in Control” shall mean (i) the sale, in one transaction or series of related transactions (including one or more stock sales, mergers, business combinations, recapitalizations, consolidations, reorganizations, restructurings or similar transactions), of all or substantially all of the consolidated assets of the Company and its subsidiaries to any person (other than Carlyle Partners V Cayman, L.P., any affiliate of Carlyle Partners V Cayman, L.P. or any other private equity investment fund(s) managed by T.C. Group, LLC or any of its affiliates) or (ii) any transaction or series of related transactions resulting in Carlyle Partners V Cayman, L.P., any affiliate of Carlyle Partners V Cayman, L.P. or any other private equity investment fund(s) managed by T.C. Group, LLC or any of its affiliates no longer holding at least 50% of the aggregate voting power of all outstanding voting securities of the Company or its successor.

Section 4.2 Effective Date. “Effective Date” shall mean February 1, 2013.

Section 4.3 Exercise Price. “Exercise Price” shall mean the exercise price per Share set forth in the Grant Notice.

Section 4.4 Final Expiration Date. “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 4.5 First Vesting Date. “First Vesting Date” shall mean [                    ].

Section 4.6 Good Reason. “Good Reason” with respect to an Optionee, means “Good Reason” (or any term of similar effect) as defined in such Optionee’s employment agreement with the Company or one of its subsidiaries if such an agreement exists and contains a definition of Good Reason (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Good Reason (or term of similar effect), then Good Reason shall mean the occurrence of any of the following events, unless Optionee consents to the applicable event: (i) a decrease in Optionee’s annual base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (ii) a material decrease in Optionee’s authority or areas of responsibility as are commensurate with such Optionee’s title or position (other than in connection with a corporate transaction where Optionee continues to hold his prior position with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (iii) the relocation of Optionee’s primary office to a location more than 35 miles from the Company’s then current headquarters. Notwithstanding the foregoing, no Good Reason will have occurred unless Optionee: (a) has provided the Company, within 60 days of Optionee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice; and (c) actually resigned as a Service Provider within 90 days of Optionee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event.

Section 4.7 Grant Date. “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 4.8 Grant Notice. “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.9 Liquidity Event. “Liquidity Event” shall mean either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of transactions, of the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Stockholders in exchange for cash, or in the case of any transaction resulting in the exchange for consideration other than cash (“non-cash consideration”) the receipt of cash upon the disposition of such non-cash consideration, such that immediately following such transaction or disposition (or series of transactions or dispositions), the total number of all equity securities held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders is, in the aggregate, less than 50% of the total number of equity securities (as such securities may be adjusted for the occurrence of a corporate event) held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders as of the Effective Date; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company, or the Company and its subsidiaries taken as a whole, to any “person” (as such term is defined in Section 13(d)(3) of the Exchange Act) other than to any Principal Stockholders or an Affiliate of any Principal Stockholders.

Section 4.10 Option. “Option” shall mean the option to purchase Common Stock granted under this Agreement.

Section 4.11 Optionee. “Optionee” shall be the Person designated as such in the Grant Notice.

Section 4.12 Plan. “Plan” shall mean the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan.

Section 4.13 Share. “Share” shall mean a share of Common Stock.

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